UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2009

K-V Pharmaceutical Company
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9601 (Commission File Number)	43-0618919 (IRS Employer Identification No.)

2503 South Hanley Road
St. Louis, MO	63144
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 645-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
(a) As described below under Item 8.01, K-V Pharmaceutical Company (the “Company”) announced certain actions with respect to the manufacturing and shipment of its products. As previously disclosed, the Company is a party to a credit agreement with ten lenders that provides for a revolving line of credit of up to $320 million and has a five-year term expiring in June 2011. The credit agreement contains financial covenants that impose limits, requirements or restrictions on, among other things, minimum equity levels, a maximum senior leverage ratio and a minimum fixed charge coverage ratio. As of the date hereof, the Company had borrowings under the revolving line of credit of approximately $30 million.
     As a result of the events described under Item 8.01, the Company believes it is reasonably likely that, as of December 31, 2008, the Company may not have been in compliance with one or more of the covenants included in the credit agreement. However, the Company has not yet determined the financial results for the fiscal quarter ended December 31, 2008 necessary to complete the requisite calculations.
     Unless a waiver is provided by the lenders in accordance with the terms of the credit agreement, failure by the Company to comply with one or more of the covenants constitutes an event of default pursuant to the credit agreement. As a result of any such default, the Company’s outstanding obligations under the credit agreement would accelerate and immediately become due and payable. The Company intends to engage in discussions with its lenders regarding a potential waiver of any breach, potential renegotiation of the terms of the credit agreement or other arrangements. The Company expects to provide additional disclosure regarding these matters in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”).
Item 8.01. Other Events.
FDA Activities
     As the Company previously disclosed, the U.S. Food and Drug Administration (the “FDA”) began an inspection of the Company in December 2008. These inspectional activities continue and, in addition, representatives of the FDA’s Office of Criminal Investigations (“OCI”) have begun participating in discussions with the Company. The Company is fully cooperating with the FDA and, although the inspections are not yet complete, the Company has voluntarily taken a number of significant steps, as described below. Notwithstanding these voluntary actions, the FDA may take enforcement action against the Company, which could include administrative action, civil enforcement by means of judicial proceedings and criminal prosecution of the Company or individuals.
Suspension of Manufacturing and Shipment; Product Recall
     In connection with the FDA’s inspectional activities, effective January 22, 2009, the Company voluntarily suspended the manufacturing and shipment of all of its products, other than products it distributes but does not manufacture. Accordingly, the Company will continue to ship its Evamist™ (estradiol transdermal spray) product, its ketorolac tromethamine tablets and its enteric coated naproxen sodium tablets. The Company notes, however, that these three products do not generate a material amount of revenue for the Company.
     Additionally, the Company is initiating a nationwide recall affecting most of the Company’s products. The scope and depth of the recall, which the Company is voluntarily implementing, are currently the subject of discussions with the FDA. The Company expects to provide additional disclosure regarding the product recall in subsequent filings with the SEC.
     While the Company has not yet fully determined the impact of these actions on its financial condition, the Company expects these actions to have a material adverse effect on, among other things, the Company’s revenues, liquidity, assets and capital resources. The Company expects to incur significant costs resulting from, among other causes, the product recall, write-off of inventory and activities related to reentering the marketplace. The Company expects to provide additional disclosure regarding any financial impact in subsequent SEC filings.

     The Company is discussing with the FDA a process for returning its products to market. The Company expects to provide additional disclosure regarding returning its products to market in subsequent SEC filings.
Formation of Special Committee of the Board of Directors
     The Company’s Board of Directors (the “Board”) has appointed a Special Committee of the Board (the “Special Committee”) consisting of the following members of the Board: Jean M. Bellin, Kevin S. Carlie, Terry B. Hatfield, Jonathon E. Killmer and Norman D. Schellenger. Mr. Hatfield, the Chairman of the Board, has been appointed to serve as the Chairman of the Special Committee. The Special Committee was formed in response to the initiation of a series of putative class action shareholder lawsuits alleging violations of the federal securities laws by the Company and certain individuals as well as the receipt by the Company of an informal inquiry from the SEC. The Company, at the direction of the Special Committee, is fully cooperating in all governmental matters, including the SEC informal inquiry. The Company is also responding to requests for information from the Office of the United States Attorney for the Eastern District of Missouri and FDA representatives working with that office. The Special Committee was delegated by the Board the authority to act on behalf of the Board with respect to these and all related government inquiries and litigation matters. The Special Committee has retained independent legal counsel.
     A copy of the Company’s press release, dated January 26, 2009, related to the matters discussed in this Form 8-K is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 26, 2009*

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K-V Pharmaceutical Company
By:	/s/ Ronald J. Kanterman
Ronald J. Kanterman
Vice President, Chief Financial Officer and Treasurer

Date: January 26, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated January 26, 2009*

*	Filed herewith